U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): January 31, 2003

                        Commission File Number: 000-28251

                             US DATA AUTHORITY, INC.

                              a Florida corporation

                (IRS Employer Identification Number: 65-0693150)

                          2655 LeJeune Road, Suite 700
                             Coral Gables, FL 33134

                 Securities Registered Pursuant to Section 12(g)
                     of the Securities Exchange Act of 1934:

                     Common Stock, Par Value $.02 per share

ITEM 5. OTHER EVENTS.

On January 31, 2003, the Company entered into a preliminary agreement with Zona Tecnolgica y Telecomunicaciones, S.A. ("ZTT"), pursuant to which the parties set forth the terms of an agreement that the Company would purchase at least 80% of the total issued and outstanding common shares of ZTT, in consideration for issuing to the shareholders of ZTT an aggregate of up to 3,000,000 shares of preferred stock of the Company. In addition, upon the closing of the transaction, the Company would assume certain liabilities of ZTT (as more fully described in said preliminary agreement) and issue to such creditors up to 24 million shares of common stock of the Company in consideration for such creditors renegotiating the terms of the outstanding debt obligations of ZTT. The consummation of the transactions contemplated in the preliminary agreement by the Company are subject to the approval of the shareholders of the Company, such approval to include the authorization of additional shares of common stock of the Company, as well being subject to additional conditions precedent. In accordance with the terms of the preliminary agreement, in the event that the Company does not wish to proceed with the consummation of the transactions, as a results of its due diligence investigation, the Company shall have the right to terminate the preliminary agreement. In the event of such termination, the Company shall have the right to retain its equity interests in ZTT in consideration for the funds that it provided to ZTT as of the date of the termination. In the event that the Company has provided ZTT with funds of approximately $1.7 million as agreed upon in the preliminary agreement, the Company would own approximately 14.17% of the equity interests in ZTT. Pursuant to the terms of the preliminary agreement, the Company is required to provide to ZTT upon execution of the preliminary agreement funds in an amount equal to $300,000 with an additional $700,000 to be provided to ZTT within one week of execution of said agreement. Prior to the execution of the preliminary agreement, the Company had provided $700,000 in funds to ZTT, in consideration, in part, for an agreement for ZTT to provide the Company with exclusively priced, pre-paid storage development, management and maintenance services. In accordance with the terms of the preliminary agreement, the acquisition of 80% of the common shares of ZTT is based upon the Company's ability to make available funds of approximately $6,000,000 (to make ZTT fully operational) no later than six months after execution of the preliminary agreement. In the event that the Company is unable to so perform, not due to factors beyond its control, upon notice by the Company of its inability to perform, the Company shall transfer its common shares of ZTT held by it to ZTT and the ZTT shareholders shall transfer their shares of common stock of the Company held by them back to the Company, all for no additional consideration. In the event of such occurrence, the parties agree that ZTT would continue to offer the Company exclusively priced data storage development, management and maintenance services at wholesale prices. The Company would also retain its ownership interests in ZTT for which it had previously provided funds to ZTT.

The foregoing response to this Item 5 is qualified in its entirety by reference to the Pre-Acquisition Agreement, the full text of which is filed as Exhibit
99.1 hereto and incorporated herein by this reference.

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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US DATA AUTHORITY, INC.


Date:  February 7, 2003                        By: /s/ Dominick F. Maggio
                                                  -----------------------
                                               Dominick F. Maggio
                                               President and Chief Executive
                                               Officer

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Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1 Pre-Acquisition Agreement dated as of January 31, 2003 by and between US Data Authority, Inc. and Zona Tecnologica y Telecomunicaciones, S.A.